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                                  EXHIBIT 5.1
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                [LETTERHEAD OF MORRIS, MANNING & MARTIN, L.L.P.]

                               November 20, 1996

Buckhead Community Bancorp, Inc.
3379 Peachtree Road, N.E., Suite 100
Atlanta, Georgia  30326

     Re:  Registration Statement on Form S-1

Gentlemen:

     We have acted as counsel for Buckhead Community Bancorp, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-1, of a proposed offering of up to 12,000,000 shares of the Company's common stock, $.01 par value per share ("Shares"), by certain shareholders of the Company.

     We have examined such documents, corporate records, and other instruments as we have considered necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

     This opinion is limited by and is in accordance with, the January 1, 1992, edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

     We hereby consent to the filing of this Opinion as an exhibit to the Company's registration statement on Form S-1 and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                 Very truly yours,

                                 MORRIS, MANNING & MARTIN, L.L.P.


                                 /s/ Larry W. Shackelford

                                 Larry W. Shackelford